UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10/A

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g)

OF THE SECURITIES EXCHANGE ACT OF 1934

_______________________

24/7 KID DOC, INC.

(Exact name of registrant as specified in its charter)

Florida	59-3564984
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

8269 Burgos Ct. Orlando, FL	32836
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (828) 244-5980

Securities to be registered under Section 12(b) of the Act:

None

Securities to be registered under Section 12(g) of the Act:

Common Stock, par value $0.0001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
Emerging growth company [ ]

24/7 KID DOC, INC.

The registrant is furnishing this registration statement with respect to its outstanding shares of common stock, $0.0001 par value. Our common stock is traded on the OTC Pink market under the trading symbol TVMD. This registration statement is being filed with the Securities and Exchange Commission to cause the registrant to become a reporting issuer under the Exchange Act of 1934.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AN EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS REGISTRATION STATEMENT.

THIS REGISTRATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

FORWARD LOOKING STATEMENTS

This Form 10 contains forward-looking statements. These statements relate to future events or future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the registrant or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

Although the registrant believes that the expectations reflected in the forward-looking statements are reasonable, the registrant cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither the registrant nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. The registrant is under no duty to update any of the forward-looking statements after the date of this report to conform its prior statements to actual results.

ITEM 1. DESCRIPTION OF BUSINESS

Organizational History

We were incorporated under the laws of the State of Florida on November 24, 1998 under the name Jarrett Favre Driving Adventure Inc.  On November 21, 2002, we changed our name to Dale Jarrett Racing Adventure, Inc.  On November 18, 2015, we sold the assets and liabilities of the racing school and changed the name of the company to 24/7 Kid Doc, Inc.  We are a telemedicine company that works in conjunction with 24/7 Pediatric Care Center, Inc.  We offer telemedicine access to K-12 schools at no cost to those schools, and bill the patient’s insurance or Medicaid for the consultation.  This payment method is the same as a regular office visit but without the costs associated with the maintaining of a doctor’s office.

The registrant employs 1 full time employee responsible for all aspects of the operation.  Additional employees or independent contractors are obtained as required.

We have never declared bankruptcy, have never been in receivership, and have never been involved in any legal action or proceedings. We have not made any significant purchase or sale of assets, nor has the registrant been involved in any mergers, acquisitions or consolidations.  We are not a blank check company as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act of 1933, because we have a specific business plan and purpose. Neither the registrant, nor its officers, directors, promoters or affiliates, has had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.

Business

The registrant is a telemedicine company that provides Connect-a-Doc telemedicine kits to schools to provide an effective and affordable alternative to schools that desire to provide a higher level of healthcare to their students but are unable to keep a full time school nurse available.

Telemedicine is the use of medical information exchanged from one site to another via electronic communications to improve a patient’s clinical health status.  Early uses of telemedicine, aside from the traditional use of telephones and fax machines, involved the digitization and transmission of X-Ray images between hospitals and radiologists’ offices.  With advances in technology, the use of telemedicine has expanded to include a growing variety of applications and services using two-way video, email, smart phones and wireless diagnostic tools.  Current telemedicine technology allows a medical professional to examine a patient and be instantly transmitted essential information such as their vital signs (blood pressure, heart rate and temperature).  They can listen remotely to the patient’s heart and lungs with a digital stethoscope and even visually examine a patient with high resolution camera to see the patient’s ear drum, throat and skin hundreds or thousands of miles away.

Operations

The registrant currently operates out of its executive offices, located at 8269 Burgos Ct., Orlando, FL 32836.  The registrant is currently engaged in a mass education operation to increase consumer knowledge about the uses and benefits of telemedicine.  The registrant is regularly touring PTA meeting, football jamborees, school meetings, and other school gatherings throughout rural areas to teach parents and students about telemedicine.  Increasing the general knowledge of the benefits and workings of telemedicine is integral to our ability to succeed in the future.  Additionally, the registrant is actively pursuing a State issued Medicare and Medicaid license.

The registrant is establishing a Telemedicine Care Center featuring a single “medical command center” which will staffed 24 hours a day, 7 days a week to provide medical access to participating schools. The Telemedicine Care Center will be staffed by pediatricians, pediatric nurse practitioners and support staff.

Billing for all patient encounters will be processed and managed from the registrant’s administrative facility located in the Telemedicine Care Center.  This will allow for the effective management of receivables in addition to patient records and will minimize the overall operating costs.

Initial staffing is provided by part time pediatricians and pediatric nurse practitioners, sometimes working from home.  Staffing of the Telemedicine Care Center will be provided by 24/7 Pediatric Care Centers, Inc. in Jacksonville, FL.

The registrant provides standard telemedicine care for non-life- threatening situations in a convenient and appropriate area of schools.  Services include:

-Acute illness or injury care

-Dermatology examinations of rashes and lesions

-Diagnosis and recommendations as to treatment or referral

-Administering scheduled medications

-Prescribing non-narcotic medications via e-prescription directly to the student’s designated pharmacy

-Mental health counseling for depression, drug abuse, and family problems

-Consulting with staff regarding eating disorders and other behavior issues

Marketing Strategy

The registrant markets its services within Florida and Georgia.  Once these markets have been successfully captured, we will proceed to expand to other states limited only by the capital available to support our expansion.  Our sales model features a no-cost entry point for school districts.

Currently, 29 states and the District of Columbia require that private insurers cover telemedicine in the same manner as they cover in-person services.  Many other insurers cover at least some telemedicine service and many more have expressed interest in expanding their telemedicine coverage.  The trend is moving toward all insurance companies in all states covering telemedicine, as it represents significant savings to the insurance companies, Medicare and Medicaid.

In order to operate and ensure that insurance providers can be appropriately billed, we require a Medicaid license in a State that has a telemedicine parity law.  We are currently applying for a Medicaid license in Florida and Georgia, since both of these states have passed a telemedicine parity law.  We are currently seeking help in Congress to set a national parity measure.

Revenue

The registrant is currently unable to generate revenue due to the requirement of obtaining a Medicaid license in a State that has a telemedicine parity law on the books.  Once we have fulfilled this requirement, we will be generating revenues by billing the insurance providers of patients after providing telemedicine services.

Competition

Competitors include TelaDoc, Doctor on Demand, MD Live and AmWell.  These companies provide a wide range of telemedicine services, often including pediatric care.  To date, the registrant is the only company providing telemedicine to schools at no cost to the schools.  By focusing on this niche, the registrant intends to capture significant market share.

Patents and Trademarks

The registrant does not, at this time, have any patents or trademarks.

Governmental Regulations

Telemedicine requires both a State-issued Medicaid license and a telemedicine parity law in order to guarantee appropriate payment from the insurance providers of our patients.  We are currently petitioning for Congress to set a national telemedicine parity law, which will greatly expand our potential market.

Employees

The registrant employs 1 full time employee responsible for all aspects of the operation.  Additional employees or independent contractors are obtained as required.

Reports to Security Holders

We intend to become a fully reporting company under the requirements of the Exchange Act, and will file the necessary quarterly and other reports with the Securities and Exchange Commission. Although we will not be required to deliver our annual or quarterly reports to security holders, we intend to forward this information to security holders upon receiving a written request to receive such information. The reports and other information filed by us will be available for inspection and copying at the public reference facilities of the Securities and Exchange Commission located at 100 F Street N.E., Washington, D.C. 20549.

Copies of such material may be obtained by mail from the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a World Wide Website on the Internet at: http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

ITEM 1A. RISK FACTORS

Not required for small reporting companies.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Trends and Uncertainties.  Demand for the registrant’s product is dependent on general economic conditions, which are cyclical in nature.

There are no other known trends, events or uncertainties that have, or are reasonably likely to have, a material impact on our short term or long-term liquidity.  Sources of liquidity will come from sales of our services.  There are no material commitments for capital expenditure currently.  There are no trends, events or uncertainties that have had or are reasonably expected to have a material impact on the net sales or revenues or income from continuing operations There are no other known causes for any material changes from period to period in one or more-line items of our financial statements.

The registrant sold its operating assets and liabilities to Tim Shannon, the registrant’s president, on January of 2016.  The registrant was approved for a symbol and name change by FINRA in February of 2016.  Our common stock is traded on the OTC Pink market under the trading symbol TVMD.

Capital and Source of Liquidity.

Year Ended December 31, 2018 and 2017

The board of directors has no immediate offering plans in place and shall determine the amount and type of financing as our financial situation dictates. For the year ended December 31, 2018, we had a net loss of $61,363.  We had the following adjustments to reconcile net loss to net cash used in operating activities:  We had an increase of $287 due to depreciation, an increase of $1,122 due to interest added to shareholder loans and an increase of $1,140 due to interest added to notes payable.  We had the following change in assets and liabilities:  We had an increase in liabilities of $17,500 due to accrued expenses and a decrease of $11,834 due to the increase in the cash in the attorney trust account.  As a result, we had net cash used in operating activities of $53,148 for the year ended December 31, 2018.

For the year ended December 31, 2017, we had a net loss of $90,111.  We had the following adjustments to reconcile net loss to net cash used in operating activities:  We had an increase of $287 due to depreciation and an increase of $1,500 due to interest added to shareholder loans.  We had the following change in assets and liabilities:  We had an increase in liabilities of $60,000 due to accrued expenses.  As a result, we had net cash used in operating activities of $28,324 for the year ended December 31, 2017.

For the year ended December 31, 2018, we spent $1,764 on the purchase of treasury stock and received $5,000 from the sale of common stock and $116,059 in exchange for notes payable resulting in net cash used in financing activities of $1,574 for the year ended December 31, 2018.

For the year ended December 31, 2017, we spent $18,574 on the repayment of shareholder advances and received $17,000 from the sale of common stock resulting in net cash used in financing activities of $1,574 for the year ended December 31, 2017.

While we believe that our cash on hand and cash generated from operations will be sufficient to conduct operations through December 31, 2019, we recognize that our ability to continue as a going concern is dependent on our ability to generate profitable operations and no assurance can be given that we will be able to accomplish such endeavor.

Results of Operations.

For the year ended December 31, 2018, we spent $60,505 on general and administrative expenses.  We spent $2,262 on interest expense and received $1,404 from the sale of supplies.  As a result, we had net loss of $60,506 for the year ended December 31, 2018.

For the year ended December 31, 2017, we spent $88,611 on general and administrative expenses.  We spent $1,500 on interest expense.  As a result, we had net loss of $90,111 for the year ended December 31, 2017.

The $28,748, or 31% decrease in the net loss for the year ended December 31, 2018 compared to the year ended December 31, 2017 is primarily due to a reduction in general and administrative expenses during the year ended December 31, 2018.  During the year ended December 31, 2018, our general and administrative expenses decreased by $28,106, or 31% from the year ended December 31, 2017.

Our expenses during 2018 were primarily expenses involved in general operating expenses and expenses involved in developing the Telemedicine business.

Plan of Operation.

The registrant may experience problems, delays, expenses and difficulties, many of which are beyond the registrant’s control.  These include, but are not limited to, unanticipated problems relating to additional costs and expenses that may exceed current estimates and competition.

Critical Accounting Policies

The following accounting policies are considered critical by our management.  These and other accounting policies require that estimates be made based on assumptions and judgment, which affect revenues, expenses, assets, liabilities and disclosure of contingencies in our financial statements.  These estimates and assumptions are based on historical experience and on various other factors that are believed to be reasonable under the circumstances.  However, actual results may differ from these estimates under different and/or future circumstances.

Liquidity

Our accompanying financial statements contemplate the realization of assets and liquidation of liabilities in the normal course of business.  We have suffered recurring losses from operations and have stockholder and working capital deficits at December 31, 2018.  If the need arises, we anticipate that we may be able to raise additional funds from existing shareholders.  However, there can be no assurance that our plans will be successful in which case we would have difficulty meeting our obligations.  The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Revenue Recognition

The Company recognizes revenue from the sale of products and services in accordance with ASC 606,”Revenue Recognition” following the five steps procedure:

Step 1: Identify the contract(s) with customers

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to performance obligations

Step 5: Recognize revenue when the entity satisfies a performance obligation

The Company recognizes revenue when it satisfies its obligation by transferring control of the good or service to the customer. A performance obligation is satisfied over time if one of the following criteria are met:

a.	the customer simultaneously receives and consumes the benefits as the entity performs;

b.	the entity’s performance creates or enhances an asset that the customer controls as the asset is created or enhanced; or

c.	the entity’s performance does not create an asset with an alternative use to the entity, and the entity has an enforceable right to payment for performance completed to date.

Cost of services include all expenses directly incurred to generate revenue, which include costs such as products purchases, processing fees, chargebacks and disputes, and shipping costs.

Property and Equipment

Property and equipment are recorded at cost and are depreciated based upon estimated useful lives using the straightline method. Estimated useful lives range from three to ten years.  At December 31, 2018, we believe the remaining carrying values of these assets are recoverable.

Stock-Based Compensation

We record stock based compensation in accordance with FASB ASC 718, Stock Compensation.   ASC 718 requires that the cost resulting from all share-based transactions be recorded in the financial statements and establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions.

Recent Pronouncements

We do not believe any recently issued accounting standards will have a material impact on our financial statements.

Burden of SEC Reporting Requirements

We have chosen to become a "reporting company" and hereafter we will be subject to the information and reporting requirements of the Securities Exchange Act of 1934.

Accordingly, we will be obligated to file a Form 10-K with audited financial statements annually, a Form 10-Q with unaudited financial statements quarterly and other reports with the Securities and Exchange Commission that are both costly and time consuming. These filings will place additional burdens on us, both financially and with regard to the demands on the time of our executive officers.  If we cease filing these reports, our common stock would no longer be eligible for quotation on the Over-the-Counter Bulletin Board, and/or OTCQB, which could reduce the value and liquidity of your investment in our shares.  If we are not required under Section 12(g) or otherwise to be a mandatory Exchange Act filer because of the fact that we have less than 500 shareholders, we intend to continue as a voluntary reporting company, although we would not be subject to the proxy statement or other information requirements of the Securities Exchange Act. In the event that we are unable to establish a base of operations that generates sufficient cash flow or we are unsuccessful in obtaining additional equity or debt financing, the costs of maintaining our status as a reporting entity may inhibit out ability to continue our operations. If we subsequently decide to cease filing reports, our securities could no longer be quoted on the Over-the-Counter Bulletin Board and/or the OTCQB. This could reduce the value and liquidity of your investment in our shares.

Controls and Procedures

Evaluation of Disclosure Controls and Procedures:

We maintain disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act that are designed to insure that information required to be disclosed in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the periods specified in the Securities and Exchange Commission’s rules and forms and that such information is accumulated and communicated to our management, including our chief executive officer and chief financial officer, or the persons performing similar functions, to allow timely decisions regarding required disclosure.

Under the supervision and with the participation of our CEO and CFO, or the persons performing similar functions, our management has evaluated the effectiveness of our disclosure controls and procedures as of the end of the period covered by this annual report. Based on that evaluation, our CEO and CFO, or the persons performing similar functions, concluded that our disclosure controls and procedures were effective as of December 31, 2018.

Management’s Annual Report on Internal Control over Financial Reporting:

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is the process designed by and under the supervision of our CEO and CFO, or the persons performing similar functions, to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of our financial statements for external reporting in accordance with accounting principles generally accepted in the United States of America.  Management has evaluated the effectiveness of our internal control over financial reporting using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control over Financial Reporting – Guidance for Smaller Public Companies.

Under the supervision and with the participation of our CEO and CFO, or the persons performing similar functions, our management has assessed the effectiveness of our internal control over financial reporting as of December 31, 2018, and concluded that it is effective.

This registration statement on Form 10 does not include an attestation report of our registered public accounting firm regarding internal control over financial reporting.  Management’s report was not subject to attestation by the registrant’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the registrant to provide only management’s report in this annual report.

Evaluation of Changes in Internal Control over Financial Reporting:

Under the supervision and with the participation of our CEO and CFO, or those persons performing similar functions, our management has evaluated changes in our internal controls over financial reporting that occurred during the fourth quarter of 2015.  Based on our assessment, we concluded that our internal control over financial reporting was not effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with U.S. generally accepted accounting principles as of the end of the fiscal year. The small size of our company does not provide for the desired separation of control functions, and we do not have the required closing process related to the preparation of financial statements.  The registrant lacks an audit committee with an independent financial expert. Additionally, a material weakness exists as of December 31, 2018, with regard to limitations in the capacity of our accounting resources to identify and react in a timely manner to certain transactions as well as the adequate understanding of the disclosure requirements relating to these transactions. We reviewed the results of management’s assessment with our Board of Directors.

Important Considerations:

The effectiveness of our disclosure controls and procedures and our internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the soundness of our systems, the possibility of human error, and the risk of fraud. Moreover, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions and the risk that the degree of compliance with policies or procedures may deteriorate over time. Because of these limitations, there can be no assurance that any system of disclosure controls and procedures or internal control over financial reporting will be successful in preventing all errors or fraud or in making all material information known in a timely manner to the appropriate levels of management.

ITEM 3. DESCRIPTION OF PROPERTY

The registrant’s executive offices are located at 8269 Burgos Ct., Orlando, FL 32836.  The registrant pays $500 per month in rent on a month by month basis.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the beneficial ownership of our common stock, as of March 29, 2019, by:

•All of our current directors and executive officers, individually; and

•All persons who beneficially own more than 5% of our outstanding common stock.

The beneficial ownership of each person was calculated based on 51,015,155 shares of our common stock outstanding as of March 29, 2019.  The SEC has defined “beneficial ownership” to mean more than ownership in the usual sense. For example, a person has beneficial ownership of a share not only if he owns it in the usual sense, but also if he has the power (solely or shared) to vote, sell or otherwise dispose of the share. Beneficial ownership also includes the number of shares that a person has the right to acquire within 60 days, pursuant to the exercise of options or warrants or the conversion of notes, debentures or other indebtedness, but excludes stock appreciation rights. Two or more persons might count as beneficial owners of the same share. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Outstanding Shares(1)
Tim Shannon 101 Spring Lakes Dr., Ste. 602 Savannah, GA 31407	83,333	0.16%
Ken Scott 2156 Huron Trail Maitland, FL32751	204,229	0.40%
Tarik Iles 4463 Twinview Lane Orlando, FL 32814	0	0.00%
Timothy Miles 16167 Pherdun Rd. Dundee, MI 48131	0	0.00%
All officers and directors as a group	287,562	0.56%
Jie Zhang Room 605, Building 1 569 Changshou Road Shanghai, 200040, China	26,611,914	52.16%
Yubao Chen Room 1401, Building 15 Baida Chengshi Liang 2nd Phase Kumming Yunnan, China	4,200,000	8.23%
Meijaun Ou Room 803, Building 1, Xianbin Garden 10 Middle People’s Avenue Zhanjiang Guangdon, 524000, China	4,500,000	8.82%

(1)Based on 51,015,155 common shares outstanding at March 29, 2019.  Does not include the 795,347 common shares held as treasury stock.

ITEM 5. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and executive officers and their ages as of March 29, 2019 are as follows:

Name	Age	Position
Tim Shannon	56	CEO/CFO/Board Member
Ken Scott	62	Accountant, Board Member
Tarik Iles	53	Board Member

Timothy Miles	73	Board Member

Tim Shannon

Mr. Shannon has been President, Director and Chief Executive Officer of the registrant since its inception in 1998.  Mr. Shannon became Chief Financial Officer in June 2005.   Mr. Shannon spent six years as a systems engineer and marketing representative with IBM after graduating in 1983 from the University of South Florida’s Engineering College with a degree in Computer Science.  From 1990 until 1994 Mr. Shannon was an investment advisor with Great Western Securities and Hearn Financial Services in Orlando, FL.  In 1995, he co-founded Shannon/Rosenbloom Marketing with Brian Rosenbloom, a former director of Dale Jarrett Racing Adventure, Inc.

Ken Scott

Since 1985, Mr. Scott has been President of Kenneth J. Scott, P.A., an accounting firm that provides financial, tax and advisory services to a wide range of businesses and not-for-profit organizations throughout the state of Florida.  Mr. Scott has been a certified public accountant in the state of Florida since 1979.  He graduated from Rollins College with a Bachelor of Arts degree in Business Administration in 1978.

Tarik Iles

Mr. Iles has been a director of the company since February 19, 2019.  Since 2007, Mr. Iles has been the Senior Director of Client Services and “Software as a Service” operations for Fiserv Inc.  Mr. Iles received a Master’s Certificate in Executive Leadership from Cornell University in 2012, a Master’s in International Business from North Central University in 2010, a Master’s in Business Administration from Webster’s University in 1995, and a Master’s in Computer Science from the University of Central Florida in 1992.

Timothy Miles

Mr. Miles has been a director of the company since January 29, 2019.  Since 2016, Mr. Miles has been the president and owner of Happiness Now Hypnosis.  From 1999 through 2016, Mr. Miles was the president of Littlepond Enterprises, Inc.  Mr. Miles attended the University of California at Davis, but did not receive a degree.

ITEM 6. EXECUTIVE COMPENSATION

Compensation of Executive Officers

During the year ended December 31, 2017, the registrant accrued $60,000 of compensation to our President/CEO, with no cash payments made.  In October of 2018, the registrant converted $40,000 of the accrued compensation to 1,000,000 of Company’s preferred stock.  Beginning in October of 2018, the registrant began paying compensation to the President/CEO of $5,000 per month.  The registrant does not have any compensatory plans in effect for stock options.

Director Compensation

Directors do not receive any compensation for serving as directors. All directors are reimbursed for ordinary and necessary expenses incurred in attending any meeting of the board of directors or any board committee or otherwise incurred in their capacities as directors.

Compensation Committee Interlocks and Insider Participation

During the last three fiscal years, we have not had a compensation committee (or other board committee performing equivalent functions) as part of our board of directors, nor have we had any officer participate in deliberations concerning executive officer compensation.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In November of 2017, the president, a board member and one shareholder purchased a total of 1,700,000 shares of common stock at $0.01 per share.

In October of 2018, the registrant issued 1,000,000 shares of preferred stock to the president in exchange for $40,000 of accrued compensation.

Director Independence.  Two members of the registrant’s board of directors (Timothy Shannon and Kenneth Scott) are not independent as such term is defined by a national securities exchange or an inter-dealer quotation system.  During the year ended December 31, 2018, there were no transactions with related persons other than as described in the section above entitled “Item 6.  Executive Compensation” and Item 7. “Certain Relationships and Related Transaction”.

ITEM 8. LEGAL PROCEEDINGS

The registrant is not involved in any legal proceedings.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

a)  Market Information.  The registrant began trading publicly on the NASD Over the Counter Bulletin Board on June 22, 2000 under the symbol "JVTT".  Our symbol was changed to TVMD in February 2016 and trades on the OTC Pink Sheets.

The following table sets forth the range of high and low bid quotations for our common stock.  The quotations represent inter-dealer prices without retail markup, markdown or commission, and may not necessarily represent actual transactions.

Quarter Ended	High Bid	Low Bid
3/31/18	0.04	0.019
6/30/18	0.022	0.011
9/30/18	0.019	0.007
12/31/18	0.015	0.007

3/31/17	0.015	0.007
6/30/17	0.05	0.006
9/30/17	0.04	0.018
12/31/17	0.067	0.018

b)  Holders.  At March 29, 2019, there were approximately 166 shareholders of the registrant.

c)  Dividends.  Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors.  No dividends on our common stock have ever been paid, and we do not anticipate that dividends will be paid on our common stock in the foreseeable future.

d)  Securities authorized for issuance under equity compensation plans.  No securities are authorized for issuance by the registrant under equity compensation plans.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

In December of 2017 the board authorized issuance of 1,700,000 shares of common stock to Dr. Benitez for investing $10,000 (1,000,000 shares), Tim Shannon for investing $5,000 (500,000 shares) and Ken Scott for investing $2,000 (200,000 shares).

In July of 2018 the board authorized issuance of 1,000,000 shares of common stock to Brian Rosenbloom in exchange for a two-year commitment to assist in business development. This issuance was recorded to compensation expense at a value of $10,000 as the stock price on that day was $.01.

In July of 2018 the board authorized issuance of 1,000,000 shares of common stock to Harold Rosenbloom for investing $5,000.

In September of 2018 the board authorized the issuance of 1,000,000 shares of preferred stock to the registrant’s CEO Tim Shannon in exchange for $40,000 of unpaid accrued compensation.

ITEM 11. DESCRIPTION OF SECURITIES

General

The registrant is authorized to issue 200,000,000 shares of common stock, $0.0001 par value and 5,000,000 of preferred stock, $0.0001 par value.

Common Stock

As of March 29, 2019, there are 51,810,502 common shares issued and 51,015,155 outstanding and 1,000,000 preferred shares issued and outstanding.

The registrant’s Articles of Incorporation, authorize the issuance of 200,000,000 shares of common stock. Each record holder of common stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. In the election of directors, a plurality of the votes cast shall elect. In all other matters, the action shall be approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action.

Holders of outstanding shares of common stock have no preemptive, conversion or redemptive rights. All of the issued and outstanding shares of common stock are, and all unissued shares when offered and sold will be, duly authorized, validly issued, fully paid, and nonassessable. To the extent that additional shares of the registrant’s common stock are issued, the relative interests of the then existing stockholders may be diluted.

Market Information

Our common stock is traded on the OTC Pink market under the trading symbol TVMD.

Holders

There are currently 166 registered stockholders of the registrant.

Liquidation Rights

Upon liquidation or dissolution, each outstanding common share will be entitled to share equally in the assets of the registrant legally available for distribution to shareholders after the payment of all debts and other liabilities.

Dividend Rights

There are no limitations or restrictions upon the rights of the board of directors to declare dividends out of any funds legally available therefore. The registrant has not paid dividends to date and it is not anticipated that any dividends will be paid in the foreseeable future.  The board of directors initially may follow a policy of retaining earnings, if any, to finance the future growth of the registrant.  Accordingly, future dividends, if any, will depend upon, among other considerations, the registrant's need for working capital and its financial conditions at the time.

Voting Rights

Holders of our common stock are entitled to voting rights of one hundred percent.  Holders may cast one vote for each share held at all shareholders’ meetings for all purposes.

Other Rights

Shares of our common stock are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional shares of our common stock in the event of a subsequent offering.

Our bylaws allow action to be taken by written consent rather than at a meeting of stockholders with the consent of the holders of a majority of shares entitled to vote.

Dividends

Holders of our common stock are entitled to receive such dividends as may be declared by its board of directors after the spin-off has been completed.  The registrant does not anticipate that it will declare any dividends.  All profit will be used for continuing operations.

Transfer Agent

We have retained the services of Pacific Stock Transfer, 6725 Via Austi Pkwy, Suite 300, Las Vegas, NV 89119, to act as our transfer agent.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Florida law, the registrant's Articles of Incorporation, as amended, provide that the registrant will indemnify its directors and officers against expenses and liabilities as they are incurred to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been registrant directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

The registrant shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Florida, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of registrant, or served any other enterprise as director, officer or employee at the request of registrant.  The board of directors, in its discretion, shall have the power on behalf of registrant to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee of registrant.

In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with any securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Our financial statements for the fiscal years ended December 31, 2018 and 2017 have been audited by BF Borgers CPA PC, independent certified public accountants.  The financial statements have been prepared in accordance with generally accepted accounting principles, pursuant to Regulation S-X as promulgated by the SEC, and are included herein in response to Item 13 of this Form 10.

Report of BF Borgers CPA PC

Balance Sheets as of December 31, 2018 and 2017

Statements of Operations for the years ended December 31, 2018 and 2017

Statements of Stockholders' Deficit for the years ended December 31, 2018 and 2017

Statements of Cash Flows for the years ended December 31, 2018 and 2017

Notes to Audited Financial Statements

FINANCIAL STATEMENTS

24/7 Kid Doc, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of 24/7 Kid Doc, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of 24/7 Kid Doc, Inc. (the "Company") as of December 31, 2018 and 2017, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s minimal activities raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company's auditor since 2018

Lakewood, CO

March 29, 2019

24/7 KID DOC, INC.

BALANCE SHEETS

AS OF DECEMBER 31, 2018 and 2017

	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$76,286	$10,139
Cash in attorney trust accounts	11,834	-
Total current assets	88,120	10,139

Property and equipment, at cost, net	902	1,190

	$89,022	$11,329

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$17,500	$60,000
Notes payable	117,199	-
Advances from shareholders	-	52,582
Total current liabilities	134,699	112,582

Stockholders' equity (deficit):
Preferred stock, $.0001 par value, 5,000,000 shares authorized,
1,000,000 and -0- issued and outstanding	100	-
Common stock, $.0001 par value, 200,000,000 shares authorized;
51,810,502 and 50,810,502 shares issued and
51,015,155 and 50,138,852 outstanding	5,081	4,981
Additional paid-in capital	8,451,408	8,332,905
Treasury stock, 795,347 and 671,650 shares at cost	(40,773)	(39,009)
Accumulated (deficit)	(8,461,493)	(8,400,130)
Total stockholders' equity (deficit)	(45,677)	(101,253)

	$89,022	$11,329

See accompanying notes to financial statements.

24/7 KID DOC, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017

Operating expenses:
General and administrative expenses	$60,505	$88,611
Total operating expenses	60,505	88,611

Loss	(60,505)	(88,611)

Other income (expense):
Other income	1,404	-
Interest expense	(2,262)	(1,500)
	(858)	(1,500)

Net loss	$(61,363)	$(90,111)

Per share information:
Basic and diluted (loss) per share	$(0.00)	$(0.00)

Weighted average shares outstanding:
Preferred	$304,110	$-
Common	$50,287,214	$48,129,183

See accompanying notes to financial statements.

24/7 KID DOC, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	Preferred Shares	Common Shares	Preferred Stock Amount	Common Stock Amount	Additional Paid-in Capital	Treasury Shares	Stock Amount	Accumulated (Deficit)	Total

Balance December 31, 2016	$-	$48,110,502	$-	$4,811	$8,316,075	$671,650	$(39,009)	$(8,310,109)	$(28,142)
Stock purchased		1,700,00	-	170	16,830	-	-	-	17,000

Net loss for the year ended December 31, 2017	-	-	-	-	-	-	-	(90,111)	(90,111)
Balance December 31, 2017	-	49,810,502	-	4,981	8,332,905	671,650	(39,009)	(8,400,130)	(101,253)

Stock purchased	-	1,000,000		100	4,900	-	-	-	5,000
Stock exchanged for compensation	1,000,000		100		39,900	-	-	-	40,000
Shareholder notes forgiven	-	-	-	-	53,703	-	-	-	53,703
Accrued compensation forgiven	-	-	-	-	20,000	-	-	-	20,000
Treasury stock purchased	-	-	-	-	-	-	(1,764)	-	(1,764)
Net loss for the year ended December 31, 2018	-	-	-	-	-	-	-	(61,363)	(61,363)

Balances December 31, 2018	$1,000,000	$50,810,502	$100	$5,081	$8,451,408	$671,650	$(40,773)	$(8,461,493)	$(45,677)

See accompanying notes to financial statements.

24/7 KID DOC, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017

Cash flows from operating activities:	$(61,363)	$(90,111)
Net loss
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	287	287
Interest added to shareholder loans	1,121	1,500
Interest added to notes payable	1,140	-
Stock compensation for consultant	-	-
Changes in assets and liabilities:
Accounts payable and accrued expenses	17,500	60,000
Increase in cash in attorney trust account	(11,834)	-
Total adjustments	8,215	61,787
Net cash used in operating activities	(53,148)	(28,324)

Cash flows from financing activities:
Repayment of shareholder advance	-	(18,574)
Proceeds from notes payable	116,059	-
Proceeds from sale of stock	5,000	-
Purchase of treasury stock	(1,764)	17,000
Net cash provided by (used) in financing activities	119,295	(1,574)

Net increase (decrease) in cash	66,147	(29,898)

Cash and cash equivalents, beginning	10,139	40,037

Cash and cash equivalents, ending	$76,286	$10,139

Supplemental cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Non-cash and investing activities:		$-
Conversion of accrued officer compensation to preferred stock	$40,000	$-
Shareholder loans forgiven	$53,703	$-
Accrued officer compensation forgiven	$15,000	$-

See accompanying notes to financial statements.

24/7 Kid Doc, Inc.

Notes to Financial Statements

December 31, 2018 and 2017

Note 1. Organization, Significant Accounting Policies and Liquidity

24/7 Kid Doc, Inc. (referred to as “we”, “us”, “our” or the “Company”) was incorporated in Florida on November 24, 1998.  The Company formerly offered a “NASCAR” type racing school to the public.  The Company owned numerous “NASCAR” type racecars and had secured several racetrack locations at which it offered these services at various dates during the year.

Beginning in January of 2016 the Company began providing telemedicine and equipment and services to schools in the Southeast United States.

Going Concern

Our accompanying financial statements contemplate the realization of assets and liquidation of liabilities in the normal course of business.  We have suffered recurring losses from operations and have stockholder and working capital deficits at December 31, 2018.   Our primary liabilities as of 12/31/18 consist of short term notes payable that are due in 2019.  We recognize we will ultimately either need to increase revenues and/or raise additional debt or equity capital to sustain our operations.   We plan to continue close monitoring of general and administrative expenses in 2019, and may seek to reduce such expenses and we are also investigating the possibility of investing in an alternative business model.  Absent our ability to be successful in such endeavors, we may seek to raise capital from existing shareholders.  While we believe we will generate adequate cash to meet our commitments in 2019, there can be no assurance that our beliefs will come to fruition in which case we would most likely have continuing as a going concern.  The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern

Revenue Recognition

The Company recognizes revenue from the sale of products and services in accordance with ASC 606,”Revenue Recognition” following the five steps procedure:

Step 1: Identify the contract(s) with customers

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to performance obligations

Step 5: Recognize revenue when the entity satisfies a performance obligation

The Company recognizes revenue when it satisfies its obligation by transferring control of the good or service to the customer. A performance obligation is satisfied over time if one of the following criteria are met:

a.	the customer simultaneously receives and consumes the benefits as the entity performs;

b.	the entity’s performance creates or enhances an asset that the customer controls as the asset is created or enhanced; or

c.	the entity’s performance does not create an asset with an alternative use to the entity, and the entity has an enforceable right to payment for performance completed to date.

Cost of services include all expenses directly incurred to generate revenue, which include costs such as products purchases, processing fees, chargebacks and disputes, and shipping costs.

Statements of Cash Flows

For purposes of the statements of cash flows, we consider all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are stated at estimated net realizable value.  Accounts receivable are comprised of balances due from customer, net of estimated allowances for uncollectible accounts.  In determining collectability, historical trends are evaluated and specific issues are reviewed to arrive at appropriate allowances.  There was no allowance at December 31, 2018 and 2017.

Property and Equipment

Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the respective assets, ranging from 3 to 10 years.  Major additions are capitalized, while minor additions and maintenance and repairs, which do not extend the useful life of an asset, are expensed as incurred.

Long Lived Assets

We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount.  No such impairment losses have been identified by the Company for the years ended December 31, 2018 and 2017.

Use of Estimates

The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.  The reported amounts of revenues and expenses may be affected by the estimates management is required to make.  Actual results could differ from those estimates.

Advertising Costs

Advertising costs are charged to operations when the advertising first takes place.  Advertising costs charged to operations were $-0- and $4,902 for the years ended December 31, 2018 and 2017, respectively.

Fair Value of Financial Instruments

At December 31, 2018, our short-term financial instruments consist primarily of cash, accrued expenses and short-term notes payable. The carrying amounts of these financial instruments approximate fair value because of their short-term maturities.  We also believe the carrying values of our note payable obligations approximates its fair value because the terms on such obligation approximate the terms at which similar obligations could currently be negotiated.

We do not hold or issue financial instruments for trading purposes nor do we hold or issue interest rate or leveraged derivative financial instruments.

Segment Information

The Company follows Financial Accounting Standards Board (FASB) ASC 280-10, Segment Reporting.  Under ASC 280-10, certain information is disclosed based on the way management organizes financial information for making operating decisions and assessing performance.  We currently operate in a single segment and will evaluate additional segment disclosure requirements if we expand our operations.

Income Taxes

We compute income taxes in accordance with FASB ASC Topic 740, Income Taxes.  Under ASC-740, deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period.  Also, the effect on deferred taxes of a change in tax rates is recognized in income in the period that included the enactment date.  If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

We follow guidance in FASB ASC Topic 740-10, Accounting for Uncertainty in Income Taxes, which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.

We do not believe we have taken any uncertain tax positions on any of our open income tax returns filed through the year ended December 31, 2018.  Our methods of tax accounting are based on established income tax principles in the Internal Revenue Code and are properly calculated and reflected within our income tax returns.  Due to the carryforwards of net operating losses, all of our federal and state income tax returns remain subject to audit.

Stock-Based Compensation

We recognize stock based compensation in accordance with FASB ASC 718, Stock Compensation.  ASC 718 requires that the cost resulting from all share-based transactions be recorded in the financial statements. It establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions.

Net Loss Per Common Share

We calculate net loss per share in accordance with ASC Topic 260, Earnings per Share.  Basic loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding for the period.  Diluted loss per share is calculated by dividing net loss by the weighted average number of common shares and dilutive common stock equivalents outstanding.

During periods in which we incur losses, common stock equivalents, if any, are not considered, as their effect would be anti-dilutive.  At December 31, 2018 and 2017 we had no dilutive shares outstanding.

Recent Accounting Pronouncements

We do not believe any recently issued accounting standards will have a material impact on our financial statements.

Note 2.  Cash in attorney trust accounts

At December 31, 2018 and 2017, the Company has $11,834 and $0 held in attorney trust accounts.  The accounts do not bear interest and the Company may withdraw funds any time at its discretion.

Note 3.  Property and Equipment

Property and equipment consist of the following at December 31, 2018 and 2017:

	2018	2017
Office equipment	1,664	1,664
Less accumulated depreciation	(761)	(474)
	902	1,477

Depreciation charged to operations was $287 and $287 for the years ended December 31, 2018 and 2017.

Note 4. Notes Payable

During the 4th quarter of 2018, the Company received cash proceeds in exchange for the issuance of promissory notes payable.  These notes bear interest at 12.0% simple interest are due and payable 12 months after their issuance.  The notes are convertible to common shares during the outstanding period of the loan.

Note 5. Long-term Debt

At December 31, 2018 and 2017, we were not obligated for any long-term debt.

Note 6. Stockholders’ Deficit

No compensation cost was recognized during 2018 or 2017 as a result of stock options.   We had no exercisable options outstanding at December 31, 2018.  Common stock issued upon the exercise of any future stock option grants would come from our authorized and unissued common shares.

On December 15, 2017 the Board authorized the sale of 1,700,000 shares in exchange for $17,000 of cash.

On July 11, 2018 the Board authorized the sale of 1,000,000 shares in exchange for $5,000 of cash.

Note 7. Income Taxes

We have not provided for income taxes in 2018 or 2017 as a result of operating and tax losses.  We have net operating loss carryforwards at December 31, 2018 of approximately $3,700,000 that expire in various years through 2038.  We have fully reserved our net deferred income tax asset since we are uncertain as to whether future income from operations will be available to utilize it.  The approximate deferred tax assets and liabilities, assuming a blended state and federal rate of 26% and the related allowance are as follows:

	2018	2017
Non-current deferred tax assets (liabilities), net:
Tax benefit of net operating loss carryforwards	$962,000	$936,000
Less valuation allowance	(962,000)	(936,000)
Net deferred tax asset	$-	$-

The valuation reserve increased by $26,000 in 2018 and by $23,000 in 2017.

The provision (benefit) for income taxes differs from the amount computed by applying the statutory federal income tax rate to our loss before income taxes for the years ended December 31, 2018 and 2017.  Our combined federal and state effective tax rate as a percentage before taxes for the years ended December 31, 2018 and 2017, approximated 26%,  The following are reconciliations of the income tax at the effective tax rate with the income tax at the U.S. federal and state statutory tax rate for the years ended December 31, 2018 and 2017:

	2018	2017
Income tax provision at the federal and state statutory rate	26%	26%
Effect of operating losses and other temporary differences	(26)%	(26)%
Effective tax rates	0%	0%

Note 8. Commitments

None

Note 9.  Other Related Party Transaction

In November of 2017, the President, a Board Member and one shareholder purchased a total of 1,700,000 shares of common stock at $0.01 per share.

During the 4th quarter of 2018, certain shareholders and affiliates of shareholders provided funds to the Company in exchange for promissory notes bearing interest at 12% simple interest and due one year from the date of issuance.  These notes are convertible to common shares during the term on the note.

In September of 2018, the Board approved the issuance of 1,000,000 shares of the Company’s preferred shares to our President in exchange for services rendered.

Note 10.  Other Subsequent Events

We evaluated subsequent events through March 29, 2019 the date the financial statements were issued.

ITEM 14. CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS

The audited financial statement presented in the registration statement was completed by BF Borgers CPA PC.

ITEM 15. INDEX TO EXHIBITS

Exhibit No.	Description
3.1	Articles of Incorporation
3.2	Bylaws of 24/7 Kid Doc, Inc.

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

24/7 KID DOC, INC.

By: /s/ Tim Shannon___________

Tim Shannon, President,

Chief Executive Officer

Date: March 29, 2019